Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President - Tax & Investor Relations
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS
FIRST QUARTER FISCAL 2016 RESULTS

•	Net sales for first quarter fiscal year 2016 were $959.6 million

•
Operating income for first quarter fiscal year 2016 was $107.9 million and included a pension curtailment charge of $2.9 million. Excluding this charge, operating income was $110.7 million, reflecting an operating margin of 12%

•	Net income for first quarter fiscal year 2016 was $62.7 million, or $1.27 per diluted share. Excluding the curtailment charge noted above, earnings per share were $1.31 per diluted share

•	Cash flow utilization from operations for first quarter fiscal year 2016 was $148.5 million

BERWYN, Pa. - July 29, 2015 - Triumph Group, Inc. (NYSE: TGI) today reported financial results for its first quarter of fiscal year 2016, which ended June 30, 2015.

“Our first quarter results demonstrated continued strong performance in our Aerospace Systems and Aftermarket Services Group, underscored by year over year increases in net sales and solid operating margins,” said Richard C. Ill, Triumph’s President and Chief Executive Officer. “While we are taking measures to drive performance in the Aerostructures segment, the results do not reflect the full potential of the business, notwithstanding the impact of certain sunsetting programs and other external factors. However, we are pleased with the progress on the Gulfstream wing programs as we continue to see improved labor and quality performance with cash burn lower than anticipated in the quarter.”

Mr. Ill continued, “Triumph has begun to identify and implement cost reduction measures that will benefit results in the near-term. Savings and efficiencies will come from areas including optimizing internal supply chain, enhancing sourcing practices, and reducing discretionary spending and personnel. Beyond these near-term tactical measures, we are also conducting a comprehensive review across all of our businesses, and the Aerostructures segment in particular, to identify opportunities for sustainable

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growth and enhanced shareholder value. The review takes a holistic look at the portfolio and is focused on improving execution, increasing profitability, expanding margins, generating strong cash flow and leveraging the strength of our portfolio. While there is still more work to do on both tactical and strategic measures, we are operating with a sense of urgency and focus.”

For the fiscal first quarter of 2016, net sales were $959.6 million, a seven percent increase compared to fiscal first quarter 2015 net sales of $896.9 million. Organic sales for the quarter decreased ten percent compared to the fiscal first quarter 2015 primarily due to production rate reductions on key Aerostructures programs.

Net income for the first quarter of fiscal year 2016 was $62.7 million, or $1.27 per diluted share, compared to $128.2 million, or $2.46 per diluted share, for the first quarter of the prior fiscal year. The quarter’s results included a one-time non-cash curtailment charge of approximately $2.9 million pre-tax ($0.04 per diluted share) related to an amendment to the Triumph Aerostructures pension plan included in the recently ratified UAW collective bargaining agreement. Excluding this charge, net income for the first quarter of fiscal year 2016 was $64.6 million, or $1.31 per diluted share. The prior fiscal year’s quarter included a gain of $134.7 million pre-tax ($1.65 per diluted share), net of legal fees, related to the settlement of the Eaton litigation as well as non-recurring costs totaling $31.3 million ($0.38 per diluted share). Excluding these items, earnings per share for the prior fiscal year quarter were $1.19 per diluted share. The number of shares used in computing diluted earnings per share for the first quarter of fiscal year 2016 was 49.3 million shares.

For the quarter ended June 30, 2015, cash flow utilization from operations was $148.5 million, which reflected the earlier than expected receipt of certain customer payments during the fourth quarter fiscal year 2015 as well as the timing of spending on key development programs.

Segment Results

Aerostructures

The Aerostructures segment reported net sales of $611.8 million in the first quarter of fiscal year 2016 compared to $612.2 million in the prior fiscal year period. Organic sales for the quarter declined fourteen percent primarily due to decreased production on the C-17, 747-8, A330 and G450/G550 programs. Operating income for the first quarter of fiscal year 2016 was $66.0 million, compared to operating income of $68.8 million for the prior year period and included $1.9 million of pre-tax costs related to initial facility consolidation actions. The segment’s operating results for the quarter included a net favorable cumulative catch-up adjustment on long-term contracts of $1.3 million. The segment’s operating margin for the quarter was eleven percent. Excluding the 747-8 program, the segment’s operating margin for the quarter was thirteen percent.

Aerospace Systems

The Aerospace Systems segment reported net sales of $277.6 million in the first quarter of fiscal year 2016 compared to $219.9 million in the prior year period, an increase of twenty-six percent. Organic sales for the quarter declined three percent primarily due to order timing on certain military programs

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and slower commercial rotorcraft demand. Operating income for the first quarter of fiscal year 2016 was $51.3 million compared to $37.4 million for the prior year period, an increase of thirty-seven percent, reflecting an operating margin of eighteen percent. Organic operating margin for the first quarter of fiscal year 2016 was nineteen percent as compared to seventeen percent for the prior year period.

Aftermarket Services

The Aftermarket Services segment reported net sales in the first quarter of fiscal year 2016 of $74.7 million compared to $67.6 million in the prior year period, an increase of eleven percent. Organic sales were flat for the quarter. Operating income for the first quarter of fiscal year 2016 was $10.0 million compared to $10.5 million for the prior year period, reflecting an operating margin of thirteen percent.

Outlook

Based on current aircraft production rates, the company expects revenue for the fiscal year 2016 to be in the range of $3.9 to $4.0 billion and earnings per share, excluding the first quarter curtailment charge, for fiscal year 2016 to be $5.50 to $5.75 per diluted share. This guidance does not include costs associated with strategic actions that may be taken as a result of the ongoing comprehensive business review. Cash available for debt reduction, acquisitions and share repurchases for fiscal year 2016 is expected to be in the range of $125 to $150 million.

Mr. Ill continued, “We expect Triumph’s performance to strengthen as we move through fiscal year 2016, particularly in the second half of the year, driven by growth in Aerospace Systems and Aftermarket Services and the implementation of meaningful cost saving initiatives. Our full year guidance reflects our initial cost-savings assumptions, which we will update as we progress through the review process. We are confident that we will achieve our cash flow targets for the year by remaining focused on execution, controlling our costs and leveraging the strength of our portfolio.”

Conference Call

Triumph Group will hold a conference call today, July 29th at 8:30 a.m. (ET) to discuss the first quarter fiscal year 2016 results. The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from July 29th to August 5th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1659929.

About Triumph Group

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at www.triumphgroup.com.

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Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow, cost savings and efficiencies and organizational restructurings. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended
	June 30,
CONDENSED STATEMENTS OF INCOME	2015	2014

Net sales	$959,638	$896,905

Operating income	107,866	240,524

Interest expense and other	18,116	42,360
Income tax expense	27,018	69,921

Net income	$62,732	$128,243

Earnings per share - basic:

Net income	$1.28	$2.48

Weighted average common shares outstanding - basic	49,198	51,691

Earnings per share - diluted:

Net income	$1.27	$2.46

Weighted average common shares outstanding - diluted	49,314	52,089

Dividends declared and paid per common share	$0.04	$0.04

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	June 30,	March 31,
	2015	2015
Assets
Cash and cash equivalents	$39,671	$32,617
Accounts receivable, net	547,806	521,640
Inventories, net of unliquidated progress payments of $153,998 and $189,923	1,460,766	1,286,892
Rotable assets	50,800	48,820
Deferred income taxes	130,341	145,352
Prepaid and other current assets	23,267	23,081
Current assets	2,252,651	2,058,402

Property and equipment, net	936,290	951,238
Goodwill	2,018,213	2,008,137
Intangible assets, net	950,814	966,365
Other, net	103,452	107,999

Total assets	$6,261,420	$6,092,141

Liabilities & Stockholders' Equity
Current portion of long-term debt	$42,776	$42,255
Accounts payable	426,041	429,134
Accrued expenses	380,483	411,771
	849,300	883,160

Long-term debt, less current portion	1,505,729	1,326,345
Accrued pension and post-retirement benefits, noncurrent	510,274	538,381
Deferred income taxes, noncurrent	413,246	406,707
Other noncurrent liabilities	767,099	801,764

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,460,920 and 52,460,920 shares issued; 49,307,138 and 49,273,053 shares outstanding	51	51
Capital in excess of par value	852,379	851,940
Treasury stock, at cost, 3,153,782 and 3,187,867 shares	(203,514)	(203,514)
Accumulated other comprehensive loss	(180,122)	(198,910)
Retained earnings	1,746,978	1,686,217
Total stockholders' equity	2,215,772	2,135,784

Total liabilities and stockholders' equity	$6,261,420	$6,092,141
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended
	June 30,
	2015	2014
Net Sales:
Aerostructures	$611,838	$612,160
Aerospace Systems	277,647	219,852
Aftermarket Services	74,745	67,608
Elimination of inter-segment sales	(4,592)	(2,715)
	$959,638	$896,905

Operating Income (Loss):
Aerostructures	$66,007	$68,819
Aerospace Systems	51,253	37,352
Aftermarket Services	9,987	10,504
Corporate	(19,381)	123,849
	$107,866	$240,524

Depreciation and Amortization:
Aerostructures	$28,719	$25,521
Aerospace Systems	11,953	9,517
Aftermarket Services	2,462	1,877
Corporate	400	636
	$43,534	$37,551

Amortization of Acquired Contract Liabilities:
Aerostructures	(24,597)	(5,117)
Aerospace Systems	(10,501)	(3,850)
	$(35,098)	$(8,967)

Capital Expenditures:
Aerostructures	$11,626	$15,369
Aerospace Systems	5,511	5,663
Aftermarket Services	622	1,680
Corporate	257	365
	$18,016	$23,077

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments, settlements and early retirement incentives, legal settlements, depreciation and amortization. We disclose Adjusted EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA to net income set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA.

Adjusted EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization. Adjusted EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•
Legal settlements may be useful to investors to consider because they reflect gains or losses from disputes with third parties. We do not believe that these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Curtailments, settlements and early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

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(Continued)
FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

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The following table shows our Adjusted EBITDA reconciled to our net income for the indicated periods:

	Three Months Ended
	June 30,
	2015	2014
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA):
Net income	$62,732	$128,243

Add-back:
Income tax expense	27,018	69,921
Interest expense and other	18,116	42,360
Curtailment charge	2,863	—
Gain on legal settlement, net	—	(134,693)
Amortization of acquired contract liabilities	(35,098)	(8,967)
Depreciation and amortization	43,534	37,551

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$119,165	$134,415

Net sales	$959,638	$896,905

Adjusted EBITDA Margin	12.9%	15.1%

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2015
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Net Income	$62,732

Add-back:
Income tax expense	27,018
Interest expense and other	18,116

Operating income (loss)	$107,866	$66,007	$51,253	$9,987	$(19,381)

Curtailment charge	2,863	—	—	—	2,863
Amortization of acquired contract liabilities	(35,098)	(24,597)	(10,501)	—	—
Depreciation and amortization	43,534	28,719	11,953	2,462	400

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$119,165	$70,129	$52,705	$12,449	$(16,118)

Net sales	$959,638	$611,838	$277,647	$74,745	$(4,592)

Adjusted EBITDA Margin	12.9%	11.9%	19.7%	16.7%	n/a

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2014
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$128,243

Add-back:
Income tax expense	69,921
Interest expense and other	42,360

Operating income	$240,524	$68,819	$37,352	$10,504	$123,849

Gain on Legal Settlement, net	(134,693)	—	—	—	(134,693)
Amortization of acquired contract liabilities	(8,967)	(5,117)	(3,850)	—	—
Depreciation and amortization	37,551	25,521	9,517	1,877	636

Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$134,415	$89,223	$43,019	$12,381	$(10,208)

Net sales	$896,905	$612,160	$219,852	$67,608	$(2,715)

Adjusted EBITDA Margin	15.1%	14.7%	19.9%	18.3%	n/a

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(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs

	Three Months Ended
	June 30, 2015			Location on
	Pre-Tax	After-Tax	Diluted EPS	Financial Statements
Income from Continuing Operations - GAAP	$89,750	$62,732	$1.27
Adjustments:
Curtailment charge	2,863	1,867	0.04	Corporate
Adjusted Income from continuing operations - non-GAAP	$92,613	$64,599	$1.31

	Three Months Ended
	June 30, 2014				Location on
	Pre-Tax	After-Tax	Diluted EPS		Financial Statements
Income from Continuing Operations - GAAP	$198,164	$128,243	$2.46
Adjustments:
Gain on Legal Settlement	(134,693)	(86,204)	(1.65)		Corporate
Refinancing costs	22,615	14,474	0.28		Corporate
Relocation costs	2,997	1,918	0.04		Aerostructures (Primarily)
Jefferson Street Move:
Disruption	3,360	2,150	0.04		Aerostructures (EAC)**
Accelerated Depreciation	2,375	1,520	0.03		Aerostructures (EAC)**
Adjusted Income from continuing operations - non-GAAP	$94,818	$62,101	$1.19	*

* Difference due to rounding.
** EAC - estimated costs at completion with respect to contracts within the scope of Accounting Standards Codification 605-35, "Revenue-Construction-Type and Production-Type Contracts"

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Three Months Ended
	June 30,
	2015	2014

Cash flow from operations, before pension contributions	$(148,544)	$(6,843)
Pension contributions	—	45,209
Cash (used in) provided by operations	(148,544)	(52,052)
Less:
Capital expenditures	18,016	23,077
Dividends	1,971	2,056
Free cash flow available for debt reduction, acquisitions and share repurchases	$(168,531)	$(77,185)

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	June 30,	March 31,
	2015	2015
Calculation of Net Debt
Current portion	$42,776	$42,255
Long-term debt	1,505,729	1,326,345
Total debt	1,548,505	1,368,600
Less: Cash	39,671	32,617
Net debt	$1,508,834	$1,335,983

Calculation of Capital
Net debt	$1,508,834	$1,335,983
Stockholders' equity	2,215,772	2,135,784
Total capital	$3,724,606	$3,471,767

Percent of net debt to capital	40.5%	38.5%

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